Exhibit 99.1

American Arbitration Association

Commercial Arbitration Tribunal

FINAL AWARD OF THE ARBITRATORS

In the Matter of the Arbitration between: Galaxy Gaming,Inc. (Claimant)
And

AGS, LLC; Red Card Gaming, Inc. (Respondents)
AAA Case No. 0115 0002 3148

We, THE UNDERSIGNED ARBITRATORS, having been duly appointed as the Arbitrators for this matter, and having heard and considered all the allegations, proofs, evidence, arguments, and all briefs submitted by the parties hereto, render this FINAL AWARD, as follows:

1.  Introduction and Factual Background

A. The Parties

Claimant Galaxy Gaming, Inc. (Galaxy) is a table game distributor that distributes table games in the United States and in foreign countries. Respondent Red Card Gaming,Inc. (Red Card) owned a new proprietary casino table game, High Card Flush ("HCF"), that Red Card wanted to market and distribute. Respondent AGS, LLC (AGS) is a table game distributor that seeks herein a determination, among other determinations, that it owns the rights to HCF. Red Card and AGS are collectively referred to herein as "Respondents."

B. The Key Agreements

i. The Galaxy-Red Card Asset Purchase Agreement (the "APA")

In early 2012 Red Card approached Galaxy regarding having Galaxy market and distribute HCF. This led to the APA they entered into, dated as of September 21, 2012, whereby, among other provisions, Red Card sold HCF to Galaxy and Galaxy promised to pay to Red Card a percentage of the revenues (the "royalty payments") Galaxy received from Galaxy's placements of HCF. The APA obligated Galaxy to use its "best efforts" to market and distribute HCF.

ii. The (disputed) Written Five-Year Non-Competition and Right of Refusal Agreement (the "Non-Compete")

Galaxy asserts that Galaxy and Red Card entered into a written Non-Compete at the same time they entered into the APA. Red Card denies entering into a Non-Compete. The Non- Compete prohibits Red Card from competing for five years, and gives Galaxy a right of first refusal as to new casino games invented by Red Card.

iii. The Red Card-AGS Asset Purchase Agreement (the "AGS APA")

Pursuant to the AGS APA dated August 22, 2014, AGS acquired Red Card's business, including the royalty payments due from Galaxy to Red Card pursuant to their APA. There is a dispute as to the rights and obligations of AGS pursuant to the AGS APA, and with respect to the Galaxy-Red Card APA.

C. The Arbitration And Related Proceedings

The arbitration of this matter took place on November 9 through 13, 17 and 18, 2015 in Las Vegas, Nevada before the undersigned three arbitrators (the Panel). The parties then served post-arbitration briefs followed by submittal of rebuttal briefs. The Panel closed the arbitration hearing as of January 11, 2016, the date the parties submitted their rebuttal briefs, subject to convening further proceedings if and when it may be appropriate to determine if there is a prevailing party, and the amount to be awarded to any party for attorneys' fees, costs, or expenses.

On February 2, 2016 the Panel issued its Interim Award of the Arbitrators. On March 1, 2016 Respondents' served a Motion for Clarification of Interim Award. By its Order dated March 16, 2016,the Panel granted that Motion in part, and accordingly, certain language on page 18 of the Interim Award was ordered stricken and does not appear in this Final Award.

The Interim Award determined that Galaxy was entitled to recover attorney's fees and costs against AGS based on willful trademark infringement, and requested briefing from the parties to include whether either party should be determined to be the "prevailing party" pursuant to paragraph IX (n) of the APA ("the prevailing party provision") that provides as follows: "In the event of litigation over this Agreement the prevailing party will be entitled to reimbursement of all attorney, court, and associated litigation fees and costs from the non- prevailing party." Following briefing by the parties, the Panel issued its Order dated March 16, 2016 re Recovery of Attorneys' Fees and Costs and re Further Proceedings (copy attached hereto) finding Galaxy the prevailing party and entitled to recover 70% of its reasonable attorneys' fees and costs against Respondents from the time the Federal Court action was filed.

This Final Award (1} describes the proceedings following the issuance of the Interim Award (2} sets forth all pertinent portions of the Interim Award, and (3} makes an award to Galaxy of the attorneys' fees, costs, and expenses to which Galaxy is entitled.

D. The Fundamental Dispute: Ownership of HCF

There are multiple disputes between the parties that are addressed hereinafter. The fundamental  dispute is over ownership  of HCF: Galaxy is the owner of HCF unless Red Card is entitled to rescind the APA, or unless Galaxy breached the "best efforts" standard of the APA such that Red Card or AGS was entitled to buy-back HCF for one dollar.

2. Claims for Rescission of the APA by Respondents.

Respondents contend that during one or more preliminary meetings held between Red Card and Galaxy, as a predicate to the APA, Galaxy CEO,Robert Saucier ("Saucier") made verbal promises to distribute HCF "worldwide/' and more particularly, in the State of California. Additionally, it is alleged that in these negotiations, Galaxy failed to disclose to Red Card that there were pending regulatory investigations of Saucier and a Galaxy predecessor ("Galaxy- California") which could adversely affect the ability of Galaxy to market HCF in that jurisdiction, and possibly others. Respondents further contend that these alleged misrepresentations and omissions were both material and intentional and provided Respondent with three separate grounds for rescission of the APA: 1. Fraud in the Inducement; 2. Mutual Mistake; and 3. Unilateral Mistake.

Galaxy denies that it made any specific promises during these preliminary meetings, and to the extent there was any discussion about its ability to market HCF "worldwide/' it would have been in a general context of Galaxy's intent to distribute in both domestic and foreign markets. Galaxy states that it explained to Red Card its plan for a "slow rollout" process with its overall sales efforts targeted to specific jurisdictions  where there would be a higher likelihood of acceptance. In that context, Galaxy states it never provided any assurances about an immediate widespread sales effort to market HCF worldwide, especially one so vague and ambiguous.

With respect to outstanding regulatory issues, it is Galaxy's contention that California was not a material market for Galaxy,that Saucier reasonably believed that any negative regulatory finding against him or Galaxy-California would not affect Galaxy's ability to do business in that state, that adequate disclosures of ongoing investigations had been referenced in Galaxy's public company filings, that Galaxy was actively marketing its games in California at the time the APA was executed,that it actively marked HCF in California after the APA was signed and that those efforts resulted in three HCF placements.

Galaxy states it had no special relationship or affirmative duty with respect to Red Card that would require it to make any disclosures during the negotiations, and Galaxy notes that these claims for rescission are of recent origin. They were not included in the original correspondence to Galaxy from Red Card's counsel on July 11, 2013 (JHX 24) and were first asserted by Respondents' counsel on November 26, 2014 (JHX 498), over two years after the APA was signed.

A. Fraud in the Inducement.

Respondents assert in their Opening Brief that a fraudulently induced contract may be rescinded, citing to Havas v. Alger, 85 Nev. 627 (1969). To establish fraud in the inducement, a party must prove by clear and convincing evidence, each of the following elements as a predicate for rescission: (1) A false representation; (2) The speaker's knowledge or belief as to the falsity; (3) The speaker's intent to induce consent to the contract; (4) Justifiable reliance on the representations; (5) Damages for resulting reliance (also citing: J.A. Jones Constr. V. Lehrer McGovern Bovis, 129 Nev. 277, 290 (2004) ). Respondents contend that in the case of a fraudulently induced party's request for rescission, as opposed to damages, only reliance in fact-and not justifiable reliance, need be established. (citing: Pac MaxonInc. v. Wilson96 Nev. 867, 870-71, (1980) ).

Expanding on that concept in its Post Arbitration Brief, Respondents also assert that the standard for fraud in rescission cases is lower than in corresponding standard tort actions. Respondents rely upon Epperson v. Roloff, 102 Nev. 206, 212 (1986), for the proposition that statements that indirectly misrepresent a material fact by suppressing or serving to intentionally conceal information are sufficient bases for rescission in Nevada. Moreover, Respondents aver that once a party speaks on an issue, that party has a duty to avoid misleading the other party through concealments (citing to Northern Nev. Mobile Home Brokers v. Penrod96 Nev. 394, 398 (1980) ). Finally, Respondents seek to distinguish a case cited by GalaxyBaroi v. Platinum Condominium Development, LLC No.2:09-CV-006712012 WL 2847918*2 (D. Nev. July 11, 2012) as standing for the proposition that "promises as to future conduct are actionable if the plaintiff can show the defendant made the promise with no intent to perform."

Galaxy emphasizes the requirement for Respondents to prove each and every element of fraud by clear and convincing evidence (citing BulbmanInc. v. Nevada Bell, 108 Nev. 105, 110-11(1992). In referencing the Baroi case, (id.), Galaxy asserts the proposition that "estimates, opinions or promises of future performances are normally not actionable as "fraud." Finally, Galaxy cites Dow Chem. Co. v. Mahlum, 114 Nev. 1468, 1486 (1998) for the proposition that a fiduciary-type relationship between the parties must exist before a duty to disclose can arise.

B. Mutual Mistake.

Respondents argue in their Pre-hearing Opening Brief that mutual mistake is a valid basis for rescission of a contract, which occurs when both parties, at the time of contracting, share a misconception about a vital fact upon which they based their bargain (citing General Motors  v. Jackson, 111Nev. 1026, 1032 (1995).

Galaxy relies upon Bailey v. Ewing, 105 Idaho 636, 639 (1983) and the Restatement (Second) of Contracts Section 152 (1981) for the holding that for there to be rescission of a contract, lithe mistake must be...so substantial and fundamental as to defeat the object of the parties."

C. Unilateral Mistake.

Respondents contend that when, liat the time a contract was made" one party makes a mistake lias to a basic assumption on which he made the contract" and such mistake "has a material effect on the agreed exchange of performance that is adverse to him" then there would be a basis for rescission. (citing to Home Savers v. United Sec., Co. 103 Nev. 357, 358-59 (1987) and the Restatement (Second) of Contracts,Section 153 (1981) ). The references cited require the other party to know of, or have reason to know of, or to have caused, the mistake.

Galaxy cites to Restatement (Second) of Contracts Section 154 (1981) which provides: "a party bears the risk of mistake when...he is aware at the time the contract is made that he only has limited knowledge of the facts to which the mistake relates but treats his limited knowledge as sufficient."

D. Discussion and Disposition of Rescission Claims.

The APA provides in Paragraph IX(I) liComplete Agreement" that liThis Agreement, and the exhibits hereto, and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings by or between the parties, written or oral, which may have related to the subject matter here in any way." C'Merger Clause").

While allegations of fraud or mistake are not automatically barred by the existence of a Merger Clause, it is the responsibility of the Panel to determine the validity and weight to be accorded to the factual circumstances,including verbal and written extrinsic evidence. Rather than a strictly legal determination, a finding for rescission is an equitable remedy based upon the body of evidence. It is without dispute that neither the APA, nor any other document that was exchanged between the parties as a precursor to the APA, contained a requirement for Galaxy to do business "worldwide", or in liCalifornia",or in any particular jurisdiction.

Notwithstanding that Respondents allege these specific terms were critical elements of their bargain, they were not memorialized in any written form. The Panel finds that based upon the testimony of the witnesses, Galaxy's intended marketing approach was adequately explained to Red Card and did not carry with it the requirement to market in any specific locale. Although California was included in Galaxy's initial marketing efforts, the real intent of Red Card was focused on the performance obligations that the parties negotiated in the APA.

Respondents further contend that because there was an ongoing license investigation in California and possibly other jurisdictions such as Washington and Oregon, which outcomes could have had potentially adverse consequences to Galaxy, the status of these regulatory reviews should have been verbally disclosed to Red Card. Respondents assert the existence of that affirmative burden means that Red Card's agreement to the APA was either fraudulently induced or mistakenly procured.

By way of background, on July 11, 2013, approximately ten months after the APA was executed, the California Gambling Control Commission (((California Commission") adopted a Proposed Decision by a California Administrative Law Judge based upon hearings and submission of briefs that occurred between July 12, 2011and January 4, 2013. The Proposed Decision became the California Commission determination to deny an application by Galaxy- California and Saucier for Findings of Suitability to act as a gaming resource supplier to California Indian Tribes (the ((Tribes"). This determination (((California Decision") is under appellate review.

The application by Galaxy California and its predecessors and affiliates had been the subject of regulatory inquiry by the California Bureau of Gambling Control (uBGC") as early as March, 2003. On December 7, 2005 the BGC notified Saucier that it would recommend that the California Commission deny both he and Galaxy California. However, discussions, negotiations and further hearings involving Saucier, Galaxy California,the California Commission and BGC continued through the ensuing seven years until the issuance of the California Decision. In 2007,Galaxy California ceased doing business in California and thereafter Galaxy filed its own application. As of 2012, Galaxy, a publicly traded corporation formed December 31, 2006, was the only entity holding licenses with the Tribes. Galaxy continued marketing HCF to the Tribes and continued to operate HCF until shortly after the California Decision.

These long delays and uncertainties, as well as the lengthy history of Saucier's involvement in the California license investigation process, are pertinent to reference that Saucier could reasonably have held the belief, as he testified, that since Galaxy California was no longer doing business, and because Galaxy, which had assumed the contracts with the Tribes, had continued to operate its games in California unmolested, any prior decision made by the California Commission at the time of the APA would either be inapplicable to Galaxy's right to do business there, or as past experience would indicate, might be reversed or held in abeyance for an indefinite period though the exhaustion of Galaxy's administrative and appellate remedies.

Galaxy regularly reported in 10-K filings required by the Securities and Exchange Commission (((SEC") certain information about its ongoing regulatory investigations,including California (JHX 420 and 422). Whether such disclosures met SEC requirements for adequacy is not a question for this Panel. This information, however, should have been sufficient to raise a reasonable inquiry during the APA due diligence process. The evidence establishes that neither Red Card principals nor their counsel elected to perform due diligence. The Panel finds that such an abrogation is neither the  fault nor responsibility of Galaxy, and that there was no affirmative burden of disclosure under circumstances where both parties had access to or, in the case of Red Card, were represented by qualified legal counsel.

Additionally, the Panel examined whether Galaxy's current inability to place HCF in California is an independent ground for rescission of the APA. AGS Vice-President of Table Products, John Hemberger, ("Hemberger") emphasized the value of the California market explaining that there were approximately 90 licensed "card rooms" and 70 tribal casinos accounting for 25% of all tribal gaming revenue from a $7 billion gaming revenue market. However, contrary to his description that the California market was "low hanging fruit," Hemberger testified that between August 22, 2014 (the date that AGS purportedly acquired the same rights to HCFL through November 18, 2015 (the date Hemberger testified at the Arbitration) AGS had placed a total of only six (6) HCF tables, none of which were located in the State of California.  It is noted that according to Hemberger, during this same period, AGS was already licensed by 50 tribes in California.

Consistent with the AGS experience,Galaxy's Director of Sales, Dean Barnett, ("Barnett") referred to his company's "Activity Log" (JHX 109) for the period between September 21, 2012, (the effective date of the APA) through July 10, 2013, (the day before the California Decision). During that time, Galaxy's records showed that it actively marketed HCF to 37 California casinos, but as of the date of the California Decision had only placed HCF in three of them (JHX 29). Red Card's experience with HCF prior to the APA was much worse. Prior to seeking Galaxy's marketing assistance,Red Card had placed only a single HCF game on a free trial, in Nevada. From these facts, one could conclude that HCF, a proprietary game, referred to generically as a "carnival game," was neither "low-hanging fruit," nor an easy placement opportunity in California, or for that matter in any other jurisdiction.

Finally, the Panel examined whether the California Decision resulted in material adverse consequences to Galaxy's ability to market HCF "worldwide," such that arguably the fundamental object of the APA would have been nullified. The evidence shows that notwithstanding the California Decision, Galaxy has been able to obtain and/or maintain licenses and findings of suitability as an approved vendor in numerous. jurisdictions (JHX 795). Therefore, the Panel concludes that while a negative finding from any regulatory agency is considered by other regulatory authorities, it is not dispositive, but may be accorded weight among many other factors. It was also noted that in some jurisdictions where the placement of games is for a fixed monthly sum, rather than a percentage of revenue, the level of investigation is discretionary and may only require a registration.

Accordingly, the Panel finds that Respondents have not shown either by clear and convincing evidence, or by a preponderance of evidence,that they have satisfied the requisite elements of Fraud in the Inducement, as clarified and distinguished by the cases they cited, and therefore Respondents are not entitled to rescission of the APA on this basis. What Red Card was bargaining for was for Galaxy to market and distribute a game whose traction and acceptance, at a time immediately prior to the APA, was virtually non-existent. Galaxy set out a strategy, reformatted the game layout and rules, and tasked its sales team to aggressively market HCF. The marketing approach recommended by Galaxy was accepted by Red Card, and in many instances thereafter, lauded for its results.

Consistent with the Panel's determination as to Fraud in the Inducement, but applying the "preponderance of evidence" standard,the Panel finds Galaxy's inability to market HCF in California, or to satisfy a more nebulous requirement to market HCF /(worldwide," was not included among essential bargained-for terms in the APA, and therefore no "mistake" on that basis occurred. Additionally,the Panel finds that there was no affirmative burden for a verbal disclosure regarding ongoing investigations of Saucier or Galaxy California, and therefore Galaxy's written information in official SEC filings would have been sufficient to inform Red Card on the subject matter, should they have elected to pursue it.

The Panel does not find any misapprehension or mistake on the part of Red Card or Galaxy as to whether Galaxy could meet its performance obligations under the APA using whatever marketing methodology was employed. Because both Galaxy and Red Card were satisfied that references to any specific jurisdictions were unnecessary, and as Galaxy was actively placing its products in California at the time the APA was executed, and for at least ten months thereafter, the Panel finds there was no "mistake" by the parties. Accordingly,the Panel finds that the substantial and fundamental intent of the parties was satisfied such that Respondents are not entitled to rescission based upon either mutual mistake or unilateral mistake.

3.  Repurchase of HCF by Respondents

Respondents assert Galaxy failed to meet the /(best efforts" standard set forth in the APA such that Respondents, by the terms of the APA, were entitled to, and then did, buy back HCF from Galaxy. The APA at paragraph IV (c) provides in pertinent part as follows: (/Buyer agrees to use its best efforts to market and distribute High Card. In the event Buyer fails to use its best effort Seller may purchase the Assets from Buyer for One Dollar ($1.00)..... Buyer will be considered to have failed to use best efforts to market and distribute High Card if Buyer does not place following the closing of this agreement; twenty-three (23) games within the first year; and fifty games within two years and seventy-five games within  three years following the closing."

Galaxy asserts the APA is to be interpreted such that if Galaxy meets or exceeds all three benchmarks (23,50, and 75), there cannot be a failure of best efforts. Red Card does not claim that Galaxy failed to meet any of those three benchmarks. Rather, Red Card asserts that (a) the three benchmarks are just minimums that Galaxy must meet, and (b) if the three benchmarks are met or exceeded,Galaxy must nevertheless also meet the standard that it: (/use its best efforts to market and distribute High Card"(the /(best efforts standard"), and (c) Galaxy failed to meet the best efforts standard.

The phrase "best efforts" is not defined in the APA. It is a phrase used in contracts to set a standard for a performance obligation of a contracting party. Respondents proffer the following judicial interpretation from the National Data Payment Systems case: "the duty of best efforts 'has diligence as its essence' and is 'more exacting' than the usual contractual duty of good faith." The Panel adopts this interpretation.

Because The Panel,in applying this interpretation, and upon consideration of all the evidence,finds that Galaxy met the best efforts standard, the Panel need not, and does not, reach the issue of whether the three benchmarks are just minimums. The Panel's finding that Galaxy met the best efforts standard is based primarily on the following:

A.  Respondents do not assert that Galaxy failed to meet the best efforts standard insofar as the day to day efforts made by Galaxy specific to marketing and distributing HCF. This is evident from the post-arbitration briefs submitted by Respondents, and from the two letters (JHX 24 and 498) by which Respondents asserted the right to repurchase based on failure of Galaxy to meet the best efforts standard. The compelling evidence that those day to day efforts made by Galaxy met the best efforts standard includes: (1} It is undisputed that Galaxy made 52 placements by June 30, 2014, 72 by October 1, 2014, and 134 by June 30, 2015, all well in excess of the benchmarks specifically negotiated by the parties; (2) HCF was Galaxy's flagship, most promoted product, and most successful game; (3) Galaxy's efforts periodically were praised by Red Card; (4) Galaxy's placements were achieved despite Galaxy's strategy of 11Slow roll out"  to introduce HCF, a strategy Respondents do not assert was inappropriate.

B. Putting aside the day to day efforts made by Galaxy specific to marketing and distributing HCF, Respondents assert the following as constituting failure of best efforts: (1) Galaxy failed to place or distribute HCF 11WOrldwide" (only four placements outside the United States) despite representations from Saucier and other Galaxy employees that it would do so; (2) After Galaxy was found unsuitable in California, Galaxy failed to use best efforts that would have resulted in placements of HCF in California; (3) Saucier should have stepped down as CEO, and Galaxy should have taken various actions to improve the chances for placements in jurisdictions such as California where Galaxy was having regulatory and other problems; (4) Galaxy should have accepted offers of assistance from others in distributing HCF in jurisdictions where Galaxy was having regulatory and other problems. But to the extent there is evidentiary support for these assertions, that evidence falls short of establishing a failure of 11best efforts", especially when considering the Merger Clause of the APA, and that the APA has no requirement for, and makes no mention of, placements in any particular jurisdiction, or even of efforts to place, market or distribute worldwide, or in California, or in any particular jurisdiction. Furthermore, the negotiated benchmarks were set so low that they could, and were, far exceeded even in the absence of a significant number of placements in California, and outside of the United States. The Panel has previously pointed out that California was not an easy HCF placement opportunity. The fact that Galaxy to date has made only four placements (in Canada) outside of the United States is not persuasive that Galaxy has failed to meet the best efforts standard. To the extent Saucier or any other Galaxy employee stated an intention to place HCF 11Worldwide", or in any particular jurisdiction, the evidence failed to establish any verbal promise, or written agreement, to do so, nor even any request that any particular jurisdiction be specified in the APA.

Having considered all of Respondents' assertions as to the best efforts standard, and having considered all evidence pertaining to the best evidence standard, the Panel finds that Galaxy met the best efforts standard. Respondents therefore are not entitled  to repurchase HCF.

4. Remaining Claims of Respondents

Because the Panel has found against Respondents as to rescission and as to repurchase, the Panel does not reach Respondents' various claims for relief based thereon. Respondents' claims based on breach of implied covenant of good faith and fair dealing, set forth at pages 23- 24 of Respondents' Post-Arbitration Briet are denied for lack of merit.

Putting aside until later Respondents' claim that Galaxy was not entitled to cease making royalty payments to Respondents, all claims for relief made by Respondents have now been addressed.

5. Whether the Non-Compete Was Entered Into

The APA provides at Section Ill (j) that Red Card agrees to enter 11the five-year non- competition and right of first refusal agreement" attached as Exhibit 6 to the APA. There is no evidence any such Non-Compete was ever attached to the APA. The APA provides at Section VI (a) that Galaxy has sole discretion to waive this obligation of Red Card. Red Card denies it ever entered into a non-competition agreement with Galaxy.

The Panel finds that Galaxy has failed to prove that this Non-Compete was ever entered into by Red Card. The following undisputed evidence, among other evidence, supports the Panel's finding: (1) No original executed non-competition agreement is known to exist; (2)The only written Non-Compete in evidence is an executed copy that was first located by Saucier, according to his testimony, at his home on December 12, 2014, over two years after its purported execution; (3) Michael Pertgen ( 11Pertgen") denies ever signing it, or ever seeing it, or a draft of it; (4) there is no witness to Pertgen signing it; (5) there is no 11paper trail" regarding the terms of any written non-compete, or regarding any copy of or original of any non-compete, to include any transmittal, before or after execution, to Pertgen, or to Red Card's attorney Stan Johnson, or to anyone else; (6) Saucier could not identify the person who produced the Non-Compete to him for signature on September 28, 2012 (the day he states he signed it); (7) There is no evidence as to who first received from Pertgen a non-compete allegedly signed by him. Galaxy offered expert testimony regarding the signature of Pertgen on the (/only copy" of the Non-Compete. That expert testimony offered by Galaxy is insufficient to overcome the compelling evidence that no Non-Compete was ever entered into by Red Card.

6.  Material Breach of the APA by Red Card

The APA at paragraph II (a)(2) entitles Galaxy to cease making royalty payments if Red Card 11is in material breach" of the APA. Galaxy ceased making royalty payments based on Galaxy's assertion, in its October, 2014 letter marked JHX 42, of material breaches of the APA by Red Card. Each material breach now asserted by Galaxy is addressed below:

A. Breach of Non-Competition; Breach of Right of First Refusal

Because no Non-Compete was entered into, there is no non-competition obligation, or any right of first refusal obligation,in the APA. The Panel therefore denies these assertions by Galaxy of material breach.

B. Breach of Assignment

Galaxy asserts that Respondents breached assignment requirements of the APA as to the HCF trademark, and as to a continuation patent application for HCF. The Panel denies these two assertions of breach of the APA for lack of evidentiary support.

C. Breach of Confidentiality

Galaxy asserts that Red Card materially breached paragraph IX (a) of the APA which provides in pertinent part: "Confidential Information: During the course of the Agreement, a party may be given access to certain confidential information of the other party. Such information may include, but is not limited to, strategic, marketing, customer and financial data relating to the Assets, Seller and Buyer, whether disclosed in written, electronic or verbal form ("Confidentiallnformation."). Neither party shall make copies of or disclose the other party's Confidential Information without the disclosing (Sic) party's prior written permission." Galaxy bases its assertion on evidence that establishes that Red Card shared with AGS and others the HCF royalty reports ("RR") sent by Galaxy to Red Card. These RR set forth the locations where Galaxy had placed HCF, and the price charged for HCF for each location. For Galaxy to prevail, Galaxy must first prove that this location and pricing information was adequately treated by Galaxy as confidential. This Galaxy has failed to prove for the following reasons:

1) The evidence is undisputed that Galaxy did not mark, or otherwise designate, any of the RR as {{confidential;"

2) The APA at paragraph IX (a) furnishes insufficient guidance regarding whether the RR contained confidential information. The APA does not state that any particular information is confidential-rather, it states only that Red Card {{may" be given access to confidential information, and that such information 11may" include customer and financial data. Absent marking, or otherwise designating, RR as confidential, the APA fails to establish that RR are confidential, and it fails to put Red Card on notice that RR must be kept confidential;

3) The Panel does not find that based on the content of the RR, Red Card must have known it was obligated to keep all RR confidential. There was considerable testimony at the arbitration regarding the general availability of such location/pricing information to competitors and to the public.

For the foregoing reasons, the Panel finds that Galaxy has failed to prove a material breach of the APA.

7.  Damages For Cessation of Royalty Payments

As there was no material breach of the APA, Galaxy was not entitled to cease making the royalty payments. In their post-arbitration Reply Briet Respondents request 16 months of unpaid royalty payments r'URP") for the period September, 2014 through December, 2015. Using two different approaches, and relying on JHX 414 and 416, Respondents calculate the total URP for those 16 months at either about $184,000, or about $204,000. In their Responsive Post-Hearing Brief, Claimants object to Respondents' reliance on these two exhibits by correctly pointing out that they were never referred to ( JHX 414 was mistakenly referred to once) or admitted into evidence. Claimant's objection is sustained because JHX 414 and 416 are severely redacted financial documents that the Panel cannot consider as the basis for an award of URP in the absence of a proper evidentiary foundation.

Respondents have the burden of proving the amount to be awarded as URP. Galaxy sent Red Card RR on a monthly basis. In evidence are RR from Galaxy for the latter part of 2013, and for 2014 through the RR for the month of June, 2014 (the June, 2014 RR is found at JHX 451, and at JHX 581at Galaxy 1679). The RR for June, 2014 shows total revenue from HCF of $37,189, of which Red Card's 20% share is $7,438. The evidence is undisputed that Galaxy had 52 placements of HCF as of June 30, 2014, 72 placements as of October 1, 2014, and 134 placements as of June 30, 2015 (removals of some placements had occurred as of these three dates, but the number of revenue producing placements increased steadily and significantly during this timeframe). The evidence is also undisputed that after June 30, 2014, the total of the placements by Galaxy has continued to increase. However, there is no evidence of the actual amount of Galaxy's revenue, from HCF placements, after June 30, 2014.

The Panel finds that Respondents have carried their burden of proof as to the URP to this extent: the evidence establishes that Galaxy's total revenue from HCF placements,for the 16 month period September, 2014 through December, 2015, was at least 16 times the revenue ($37,189) for the month of June, 2014. The 20% share owing by Galaxy for those 16 months is therefore calculated as 16 times $7,438 = $119,008. Because the AGS APA became effective in August, 2014, the entire $119,008 is owing only to AGS. AGS shall therefore recover $119,008 against Galaxy for URP. AGS is entitled to future royalty payments from Galaxy, to the extent the APA requires that they be made, for the months of January, 2016, and thereafter.

8. Damage Claims by Galaxy for "Lost Opportunities."

In support of its claims for damages for "lost opportunities" Galaxy has offered JHX 800, which purports to be a calculation of damages for lost HCF placements attributable to AGS' alleged wrongful actions. The claims consist of three components: the "Net Suite Database/' the "License Database", and installations of HCF by AGS, which will be discussed below in the paragraphs relating to "Trademark Claims."

The Net Suite Database is the result of inputs by Galaxy sales representatives who recorded information about their sales leads into an algorithmic system that can make predictions of the likelihood of a successful contract result. Respondents contend that the Net Suite Database is too speculative to form the basis for damages, whereas Galaxy claims this system to be a valuable, reliable sales tool predictor  of future contracts.

The Panel was not presented with materials or expert testimony from the Net Suite system provider as to the efficacy of its software, consequently, the Panel asked Galaxy for an offer of proof in the form of anecdotal information from the "most likely placement" on the Net Suite report offered by Galaxy. To demonstrate the system's reliability and validity Galaxy selected "Boyd Gaming/' the owner of multiple casinos in many jurisdictions, as its best case example of a representative "lost opportunity" from the Net Suite Database list. The evidence presented by Galaxy was that Barnett had a conversation with a manager at one of the Boyd Gaming properties in Nevada who had considered an HCF placement, although the manager spoke for that property only. Further evidence was that during this same period,there were also management changes among Boyd Gaming slot personnel, which factors may have resulted in a delay or reconsideration of HCF. There was no evidence that during this period AGS had made a direct contact with Boyd Gaming with respect to Galaxy or HCF.

At the hearing, the Panel ruled that the "hot leads" on the Net Suite Database were not of sufficient weight and certainty to persuade the Panel that a placement of HCF by Galaxy would have resulted but for the conduct of AGS. However, the Panel allowed further testimony on two additional properties: MGM and Las Vegas Sands, as discussed below.

A. Net Suite Database Damages.

In the case of Las Vegas Sands, Galaxy produced a memo dated October 12, 2015 from Kelvin Morin (((Morin") with Las Vegas Sands. Morin stated: ((There is some concern from our legal department as they are aware of legal proceedings between Galaxy and AGS (Red Card) involving the "game" perhaps you can provide some details, if possible." (JHX 431). According to Barnett, at the time the email was sent, Galaxy had presented a contract, purchase order and signs had been delivered, but no action was taken to activate the placement. (Tr. 945: 4-18). It is unclear to the Panel whether the Las Vegas Sands properties listed on the Net Suite Database were duplicative of the listing of the same properties on the License Database, however, they are treated herein as if they were separate.

With respect to the MGM, Barnett testified that he was personally told that the contract was held up "because of the AGS/Galaxy situation with High Card Flush." (Tr. 947: 10-18). Unlike the situation at Boyd Gaming, Barnett testified that he had confirmed the interest in HCF with managers at several of the MGM properties and that at least two managers were "actively looking for a spot on the casino floor." (Tr. 950-51). Moreover, according to Barnett, during this time, MGM was moving forward with Galaxy on other non-HCF game placements (Tr. 953-54).

Contrarily, Respondent reaffirmed its position that all Net Suite damages, including Las Vegas Sands and MGM should be disallowed. Respondents point out that Morin asked Galaxy to respond to his company's concerns, but Galaxy never replied. In the case of MGM, Respondents contend that Galaxy only discussed the placement of HCF with a slot manager at one particular property, the Excalibur, who had indicated that he couldn't move forward because of confusion in the marketplace. However, there was no evidence of direct communication with other decision-makers at MGM, confirming the basis for that delay. AGS denied that it had made any contact with either Sands or MGM soliciting the installation of HCF.

Upon consideration of the arguments of the parties and all the evidence,the Panel has determined to deny the Net Suite damage claims for both the Las Vegas Sands and MGM. In the case of Las Vegas Sands, the Panel believes that the invitation for a response in the Morin email deserved a reply from Galaxy. Such would have confirmed or explained the basis for Las Vegas Sands' determination to put the HCF contract on hold. With respect to MGM, since two of the managers indicated a willingness to search for floor space, the Panel believes it would be equally plausible to assume that such space was simply unavailable, rather than conclude that such placement would have been made but for the actions of AGS. Additionally,the evidence showed that MGM created a Table Games Committee which was responsible for approval of new table game installations. There was no evidence that this Committee was ever presented with a request to install HCF, or ever determined that Galaxy should be denied that opportunity because of AGS. Accordingly, the Panel finds that the total Net Suite Database Damages are zero.

B. License Database Damages.

The License Database is a listing of twenty-one casino locations where a contract for HCF had been sent out by Galaxy, but the game was never placed into operation. There are three categories in this classification: "Dead" where the contract was issued,but the game never went live;  uPending" where the contract was issued, but never returned by the casino; and 11Trial" where the contract was issued and returned and the game was operated on a free- trial basis. Galaxy estimates that the /(close rate" for the License Database should be 99%, (Tr.
606: 2-8) and but for the dispute with AGS over HCF, the calculated sum for lost opportunity damages is $89,685.13 (JHX 800).

Respondents dispute the amount claimed and allege that the damages calculation  by Galaxy during the course of these proceedings has become fluid and amorphous. Respondents have also pointed out that any amounts sought as damages should be reduced by the 20% royalty to which AGS would have been entitled.

More specifically, Respondents cited the following:

i. The Affinity Gaming locations at Buffalo Bills and Primm Resort, with a claimed loss of $4,144 for each ($8,288L were the result of casino decision unrelated to AGS. On July 31, 2015, a note was sent to Galaxy stating "We have decided to go in a different direction. We will be taking the PGP out at Primm and Buffalo's September 1, 2015 and not replacing it with High Card Flush. We are looking to reduce our participation fees and your two games are in that direction..." (JHX 110, GAL 24975).

ii. The Affinity Gaming location at Golden Gates Casino, as to which the damage claim is $6,333.50: there was a Note in the Galaxy file dated May, 14, 2015 which states, "They are no longer interested in HCF. According to Penny, they do not want pay tables that are taxable." (JHX 110, GAL 14935).

111. Casino Niagara, as to which there was a claimed loss of $3,471: the Galaxy note dated July 16, 2015 states "They are not going with HCF at this time pending the trial at Fallsview beginning hopefully 8/1." (JHX 110, GAL 14965).

iv. The damage claim for the Lodge at Blackhawk is said to be in error. The License Database shows the loss to be $795 per month, whereas the HCF activity report states that this casino was given a promotional rate of $495 per month for 90 days. (JHX 109, GAL 1789).

v. Respondents deny that they ever approached the casinos on the License
Database to install their version of HCF.

The Panel reviewed each individual claim and the facts surrounding the failure of Galaxy to obtain HCF placements. The Panel had particular focus on, and concern about exhibits that revealed that on or about July 24, 2015, AGS sent letters to a number of gaming regulatory jurisdictions claiming that it, and not Galaxy, had the rights to HCF. (JHX 611-622). Further, during this same period AGS sent a form letter to its customers asserting that it was the sole authorized distributor of HCF (JHX 623).  While a complete list of the AGS customers to whom JHX 623 was sent was not introduced, several email messages from AGS employees Matthew Pijnappels and Jeff Kowalchuk confirmed that there were ongoing communications with representatives at various casinos regarding AGS's putative claims to HCF (JHX 625-628, 631-632, 634, and 639). The Panel finds that Respondents' assertions as to the rationale used by Affinity Gaming in declining Galaxy's HCF installations at Buffalo Bills, Primm Resort, and Golden Gates Casino may well have been the result of the conduct of AGS.

Accordingly, the Panel finds that it reasonable to conclude that a casino located in a jurisdiction whose regulators had received correspondence from AGS asserting its rights to HCF, or a casino on the License Database that had direct communications with AGS on this subject, would be hesitant to complete a placement with Galaxy, notwithstanding the existence of a signed contract. The correspondence sent by AGS also informed casinos that they would be "indemnified" should legal action arise. For this reason alone, there was not only confusion, but a warning that implementing a contract with Galaxy would possibly embroil the casino in litigation.

Therefore, to the extent that a casino listed on the License Database is either located or headquartered in a jurisdiction whose gaming regulators received a notice from AGS, or an AGS communication regarding HCF,the Panel finds that there was an improper, willful effort by AGS to interfere with the contract rights of Galaxy to market or place HCF at those locations, and therefore the claims as to those locations should be allowed.

However, with regard to the following casinos listed on the License Database: Harrington Raceway and Casino, Great Blue Heron Casino, Casino Niagara, and Foxwoods Casino, the Panel was unable to confirm a direct link, or find a "smoking gun",that connected AGS to an act which directly or indirectly influenced the determination to either hold a Galaxy HCF placement in abeyance, or reject it altogether.

Accordingly,the Panel finds Galaxy is entitled to the following License Database
Damages listed in JHX 800:

1.	Buffalo Bills Resort and Casino (NV- JHX 620)	$4,144.00
2.	Primm Valley Resort and Casino (NV- JHX 620}	$4,144.00
3.	Golden Nugget Atlantic City (NJ -JHX 621}	$10,149.00
4.	Lodge Casino (CO- JHX 612, less $900, see 8(b)(iv) above}	$6,175.50
5.	Prairie Meadows Racetrack and Casino (IL-JHX 613}	$11,439.17
6.	Golden Gates Casino and Poker Parlor (CO -JHX 612}	$6,333.50
7.	Resort at Talking Stick (AZ- JHX 611}	$3,237.50
8.	Resort at Talking Stick, 2nd Contract (AZ- JHX 611}	$3,237.50
9.	Venetian Resort Hotel Casino (NV- JHX 620}	$1,326.67
10.	Palazzo Resort Hotel Casino (NV -JHX 620}	$1,326.67
12.	Caesar's Windsor (NV based JHX 620)	$3,531.00
13.	Caesars Windsor (NV based JHX 620)	$3,531.00
14.	Caesars Atlantic City (NV based, JHX 620-621)	$2,293.50
15.	Caesars Palace (NV based,JHX 620)	$3,531.00
16.	Harrah's Reno Casino & Hotel (NV- JHX 620)	$3,531.00
17.	Harrah's Joliet Casino & Hotel (NV based- JHX 620, 613}	$3,531.00
18.	Horseshoe Southern Indiana (NV based- JHX 620, 614)	$3,531.00
	Total License Database damages before royalty reduction	$74,993.01
	Less: 20% Royalty reduction (calculated, but not payable)	<$14,998.60>

	The Panel finds: Total License Database Damages Due Galaxy	$59,994.41

9. Galaxy's Trade Secrets Claims

Galaxy claims that by utilizing Galaxy's confidential customer and pricing information, Respondents engaged in theft and misappropriation of Galaxy's trade secrets. Unlike claims involving violation of patent, copyright, and trademark rights,trade secrets are a product of state common law. Section IX (n) of the APA provides that Nevada law governs disputes arising under the Agreement. Under Nevada's Uniform Trade Secrets Act, NRS 600A.010, et seq., trade secrets are commercial information that is confidential; that confers a competitive advantage on its owner; and as to which the owner makes reasonable efforts to maintain its secrecy. Frantz v. Johnson, 999 P.2d 351, 358 (2001).

Although Section IX (a) of the APA states Galaxy's HCF pricing and customer information may be confidential, the Panel has held that the HCF royalty reports Galaxy provided to Red Card were not adequately treated by Galaxy as confidential. Therefore,the HCF customer and pricing information shared by Galaxy with Red Card, and thereafter shared by Red Card with AGS, is not protected under the Uniform Trade Secrets Act. As a result,the Panel rejects Galaxy's claim that Respondents stole or misappropriated Galaxy's trade secrets.

10. The Trademark Claims

A trademark is a word, symbol, name or design used in commerce to identify and distinguish the goods of one seller from those of another, and to indicate the source of the goods. 15 U.S.C. Sec. 1127. Galaxy claims it owns the HCF trademark, and seeks damages and injunctive relief against AGS and Red Card for infringement and unfair competition. See 15 U.S.C. Sec. 1125 (a). Respondents do not contest that the HCF trademark is valid and protectable, but argue that the mark now belongs to AGS because the Galaxy/Red Card APA is either subject to rescission, or because Galaxy breached the ((best efforts" standard of the APA such that Red Card or AGS was entitled to repurchase HCF. The Panel's rejection of Respondents' arguments guides the resolution  of Galaxy's trademark claims.

The express purpose of the Galaxy/Red Card APA was for Red Card to sell and transfer to Galaxy, all assets and property relating to HCF described in Exhibit 1to the APA, including (fall patents, patent applications, trademarks, trade dress, copyrights, and game approvals for High Card/' in exchange for contingent consideration in the form of a share of revenue tethered to Galaxy's ((best efforts" to market and distribute HCF. Exhibit 1, Sections l(a) and II (a)(ii)(3) & IV(c). With respect to the HCF assets conveyed by Red Card to Galaxy, Exhibit 1to the APA clearly provides that Red Card retains only,u...all rights to video and slot machine applications and the rights to market and exploit the game in these areas."

Additionally, Section Ill of the APA is replete with representations and warranties regarding Red Card's ((good and marketable title to all Assets/' Section Ill (c); agreement to secure all necessary consents for the assignment of all patents,trademarks, and copyrights under the Agreement, Section Ill (d);that, ((patent application for High Card is active and that Seller will take all necessary action to maintain the application/' Section Ill (g); and that, uNo other patents,trademarks, copyrights, game approvals or permits," are necessary. Section Ill (h).

Based upon the foregoing, the Panel finds that upon execution of the Galaxy/Red Card APA as of September 21, 2012, Galaxy became the owner of HCF and the HCF trademark. Galaxy thereafter redesigned the HCF trademark and branding, and proceeded to actively market HCF. As the Panel has rejected Respondents' arguments that Red Card was entitled to rescind the Galaxy-Red Card APA, and also has held that Galaxy did not breach the APA such that Red Card or AGS was entitled to repurchase HCF, Red Card could not convey the HCF trademark to AGS under the Red Card-AGS APA entered August 22, 2014. Therefore,the Panel finds Galaxy is, and has been since September 21, 2012,the owner of the HCF assets identified in Exhibit 1of the APA, including the HCF trademark.

The evidence adduced at the hearing shows that AGS asserted ownership of the  HCF game and the HCF trademark, deliberately copied Galaxy's design for the HCF trademark and branding, and used it to market and sell the HCF game. See JHX 19, 20, and 49, and Hearing Tr. (Gallo) 1936:2-1940:18. The evidence also shows that AGS provided a letter to several casinos and gaming regulators claiming AGS owned HCF. See JHX 611- 623, and Hearing Tr. (Hemberger) 1748:9-1751:12. Additionally, testimony from AGS's General Counsel showed that AGS made inaccurate statements in emails to 9 gaming regulators that AGS held an assignment of the HCF patent. See, Hearing Tr. (Gallo) 1953:23-1957:3. Having considered the arguments of the parties and the evidence, the Panel finds that Respondents willfully infringed Galaxy's HCF trademark rights, and unfairly competed with Galaxy by marketing and selling HCF. As a result, Galaxy is entitled to injunctive relief to the extent supported by the evidence. 15 U.S.C. Sec.1125 (c).

With respect to injunctive relief, the Panel finds that Respondents Red Card,Inc. and AGS, LLC, and their officers, agents, servants, employees and attorneys, and other persons who act in concert or participation with them, shall be enjoined from competing with Galaxy's High Card Flush game in the casino table game marketplace, through the advertising, marketing, lease, continued lease, sale or offer for sale of the High Card Flush table game. Respondents shall further be enjoined in the casino table game marketplace from advertising, marketing, licensing, distributing, leasing or continuing to lease, sell or offer for sale any product or service under the trade name or trademark "High Card Flush", including the logo designed by Galaxy, and used by both parties, or any confusingly similar variations thereof. Further, AGS shall forthwith terminate its HCF Trademark Registration with the State of Nevada, and forthwith terminate all HCF placements made by AGS on, or after, September 21, 2012.

Damages for trademark infringement also are authorized under 15 U.S.C. Sec. 1117(a) which provides that for a willful infringement,the plaintiff shall be entitled, "...subject to the principles of equity, to recover (1) defendant's profits, (2) any damages sustained by the plaintiff, and (3) the costs of the action...lf the court shall find that the amount of the recovery based on profits is either inadequate or excessive the court may in its discretion enter judgment for such sum as the court shall find just, according to the circumstances of the case. Such sum in either of the above circumstances shall constitute compensation and not a penalty."

However, an award of profits is not automatic' upon a finding of infringement.

Rather, profits 'must be granted in light of equitable considerations. {citation omitted). In seeking to achieve equity between the parties, the court must fashion a remedy wherein the defendant may 'not retain the fruits, if any, of unauthorized trademark use or continue that use [and the] plaintiff is not...[given] a windfall.' {citation omitted). Awarding profits 'is proper only where the defendant is attempting to gain the value of an established name of another. {citation omitted). Willful infringement carries a connotation of deliberate intent to deceive. Generally, 'deliberate, false, misleading, or fraudulent conduct ... meets this standard.' Willfulness ...requires a connection between a defendant's awareness of its competitors and its actions at those competitors expense. {citations omitted).

Fifty-Six Hope Road Music, LTD v. A.V.E.L.A., Inc., 778 F.3d,1059, 1073- 74 {gth Cir. 2015).

The Panel finds that Galaxy is entitled to recover AGS' profits from the wrongful HCF installations by AGS at Casino Del Sol, Odawa Casino Resort, Montbleu Resort and Spa, Hard Rock Hotel {Stateline, Nevada), and the Nugget Casino {Sparks, Nevada). Galaxy has offered a calculation of $12,100, which included a reduction for the 20% royalty due under the Galaxy/Red Card APA. This calculation was not disputed by Respondents. The Panel also must consider, however, whether the sum of $12,100 is sufficient compensation to Galaxy for the damage done by AGS'willful infringement of the Galaxy's HCF Trademark.

Galaxy correctly argues that 15 U.S.C. Section 1117{a) allows treble damages when the recovery based on lost profits is inadequate compensation. In considering enhanced damages, the Panel is mindful that caution should be exercised in awarding increased profits, "... because granting an increase could easily transfigure an otherwise-acceptable compensatory award into an impermissible punitive measure." Fifty-Six Hope Road Music, LTD, 778 F.3d at 1079. See also, Skydive Arizona, Inc. v. Quattrocchi, 673 F.3d 1105 {9th Cir. 2012). The Panel finds, however, that AGS' willful conduct described above, combined with AGS's fraudulent registration of the HCF Trademark with the Nevada Trademark Office, as discussed immediately below, warrants the trebling of damages imposed against AGS. Because the resulting economic loss suffered by Galaxy is not otherwise determinable, such enhanced relief is equitably appropriate as compensation to Galaxy for the commercial confusion engendered by AGS' conduct in the relevant market, which not only interfered with Galaxy's prospective HCF contractual relationships, but damaged Galaxy's goodwill as the rightful holder of the HCF Trademark. Therefore, the Panel concludes the damages of $12,100 should be trebled, resulting in a total damages award against AGS for trademark infringement of $36,300.

Encompassed within its trademark claims,Galaxy separately alleges that AGS committed fraud on the Nevada Trademark Office when it filed its Nevada registration for the HCF trademark without a reasonable basis for claiming AGS owned the design of the trademark or the HCF trademark itself. See, Hearing Tr. (Gallo) 1936:2-1938-17. "Fraud in procuring a mark occurs when an applicant knowingly makes false,material representations of fact in connection with the application." Quicksilver, Inc. v. Kymstra Corp., 466 F.3d 749, 755 (9th Cir. 2006) (citing L.D. Kichler co. v. Davoil, Inc., 192 F.3d 1349, 1351(Fed. Cir. 1999)). The Panel finds that Galaxy's claim that AGS committed fraud on the Nevada Trademark Office is supported by the evidence presented at the hearing. However, because compensation to Galaxy for AGS' fraud has already been factored into the calculation of damages for trademark infringement,the Panel makes no separate damage award on this claim.

Galaxy has requested an award of punitive damages. The Panel finds that the evidence falls short of proving that either AGS or Red Card acted with fraud, malice, and/or oppression. Galaxy's request for an award of punitive damages is therefore denied as to all claims and causes of action brought by Galaxy.

Also, within the ambit of its trademark  claims, Galaxy seeks assignment of AGS's Nevada trademark registration for HCF, and also the assignment of U.S. Patent Appln. No. 14/588,083. Exhibits 49 and 642. In their Reply Brief, Respondents' state that in the event the Panel were to find, as we have, that Galaxy owns the HCF mark and assets, AGS would terminate use of the mark and cancel its HCF registration promptly. Therefore, the Panel finds Galaxy is entitled to the assignments requested.

Finally, Galaxy contends this is an exceptional case entitling it to an award of an appropriate amount  of attorney fees and costs against AGS based on AGS' willful infringement of Galaxy's HCF trademark and branding. See 15 U.S.C. Sec. 1117 (a). The Panel agrees. "A case is considered exceptional 'when the infringement is malicious, fraudulent, deliberate, or willful."' Fifty-Six Hope Road, LLC, 778 F.3d at 1078. Here, the award of attorneys' fees and costs serves the separate purpose of encouraging the enforcement of trademark rights by more fully compensating the party whose trademark rights were infringed.  /d., at 1079.

11. Deceptive Trade Practices, and Consumer Fraud

Among the litany of additional claims advanced by Galaxy are allegations that Respondents engaged in deceptive trade practices and consumer fraud. Nevada, like many States, has adopted the Uniform Deceptive Trade Practices Act, and components of that comprehensive Act can be found throughout the Nevada Revised Statutes, but principally at Chapter 598. Galaxy relies on three provisions of Chapter 598 in support of its claims. NRS 598.0915(8), NRS 598.092(8), and NRS 598.0923(2). Specifically, Galaxy contends that AGS and Red Card have disparaged the goods, services, and business of Galaxy by (1) falsely and misleadingly representing to casino customers that AGS is the owner of HCF while attempting to place HCF with such customers; (2) knowingly misrepresenting to casino customers and gaming regulators their right to repurchase HCF under the Red Card-Galaxy APA; and (3) failing to disclose that Galaxy is the owner of all rights to HCF table games, and the existence of ongoing litigation to decide the ownership issue. Separately, Galaxy alleges that these same deceptive trade practices also support its claim of consumer fraud under NRS 41.600.

Galaxy gives scant attention to these claims in its post hearing briefs, and Respondents do not address them at all. The Panel finds that the evidence as recounted throughout this Award supports the finding that Respondents did engage in deceptive trade practices and consumer fraud. However, because the relief to which Galaxy is entitled is fully encompassed by other claims resolved in favor of Galaxy, the Panel finds it unnecessary to make separate findings regarding damages on these claims, particularly where, as here, Galaxy has not offered evidence giving the Panel a reasonable basis for separately quantifying them.

12. Intentional Interference with Prospective Economic Advantage

Under Nevada law, the tort of intentional interference with prospective  economic advantage requires proof of the following elements: "(1) a prospective contractual relationship between the plaintiff and a third party; (2) knowledge by the defendant of the prospective relationship; (3) intent to harm the plaintiff by preventing the relationship; (4) the absence of privilege or justification by the defendant; and (5) actual harm to the plaintiff as a result of the defendant's conduct." Wichinsky v. Mosa, 847 P.2d 727, 729 (1993). The evidence adduced shows that when the offer by AGS to purchase HCF from Galaxy was rebuffed, AGS embarked on a marketing and sales effort to compete with Galaxy, and succeeded in placing HCF in six casinos. The Panel has already held that Galaxy is entitled to injunctive relief which will require Respondents to surrender those HCF placements to Galaxy, as well as disgorgement of all profits. In doing so, the Panel has factored in this particular claim. Hence, the Panel declines to consider a separate award of damages on this claim.

13. Conspiracy

The Panel finds Galaxy has failed to prove by a preponderance of the evidence that a conspiratorial agreement existed between Respondents Red Card and AGS

14. Recovery by Galaxy of Attorneys' Fees, Costs, and Expenses

Paragraph l.C. above describes the proceedings that led to the Order attached hereto finding Galaxy the prevailing party and entitled to recover 70% of its reasonable attorneys' fees and costs against Respondents.

After this Order issued,the parties served opening, opposition, and reply papers regarding the amount claimed by Galaxy for attorneys' fees, costs, and expenses. Galaxy's papers included copies of the bills Galaxy's counsel states, under oath, were sent to Galaxy on a monthly basis. Those monthly bills set forth in daily, itemized fashion a description of the services performed, and hours worked, each day by each attorney representing Galaxy. The Panel finds that Galaxy has submitted appropriate, adequate documentation of the hours worked, hourly rates charged,fees charged, and costs and expenses incurred.

Galaxy has the burden of establishing that the fees and costs charged were reasonably and necessarily incurred,including that the hours worked were reasonable, and that the hourly rates charged were reasonable. Hensley v. Eckerhart, 461U.S. 424 (1983). There is no dispute among the parties about this. Respondents make the following principal assertions in their challenge to the recovery sought by Galaxy: (a) the total of 2,484.7 hours billed by attorney Ryan Cudnik is unreasonable and should be reduced by at least 30% (b) the $350 rate charged by Mr. Cudnik is too high and should be reduced by $50 (c) the monthly bills set forth vague,impermissible block billing of time entries that should by stricken or discounted significantly.

Based on the evidence and arguments presented, the Panel finds all billing rates charged to be reasonable. While the Panel had concerns regarding the total hours billed by Mr. Cudnik,the Panel finds there is an insufficient basis to reduce or strike any of the hours billed to Galaxy by Galaxy's counsel. All other objections of, and arguments of, Respondents regarding the claimed attorneys' fees, costs and expenses are found to be lacking sufficient merit to cause the Panel to make any reduction to the amounts claimed by, and documented by, Galaxy.

Galaxy's total attorneys' fees (hours times hourly rates-the "lodestar" amount) from the time of the filing of the Federal Court action are $1,380,408.85. The Panel finds no reason to deviate from the normal"lodestar" method of calculating what are the reasonable attorneys' fees of Galaxy. Galaxy shall therefore recover against Respondents 70% of this total, which is $966,286.20.

The adequately documented costs, expenses and arbitration fees incurred by Galaxy for this arbitration, including administrative fees of the American Arbitration Association, and fees of the arbitrators, total $201,412.31. Of this total, $115,212.50 is the net total incurred by Galaxy for administrative fees and expenses of the American Arbitration Association and compensation and expenses of the arbitrators (after subtracting the $1810 refunded to Galaxy by the American Arbitration Association of Galaxy's deposited amounts with the American Arbitration Association). Galaxy shall therefore recover against Respondents 70% of the total of $201,412.31, which is $140,988.62.

Galaxy's total recovery against Respondents for attorneys' fees, and for all costs and expenses, is $1,107,274.82.

15.  Summary of Affirmative Relief Awarded

A.	AGS shall pay Galaxy, in respect of damages, $59,994.41, plus $36,300, for a total of $96, 294.41;

B. Galaxy shall pay AGS,in respect of damages, $119,008;

C.	AGS, and Red Card, jointly and severally, shall pay Galaxy $1,107,274.82 in respect of attorneys' fees, and all costs and expenses incurred by Galaxy, including administrative fees and expenses of the American Arbitration Association, and compensation and expenses of the arbitrators.

D.	Galaxy is granted the injunctive relief against Red Card, AGS, and others set forth in this Final Award;

E. Galaxy shall have the assignments set forth in this Final Award;

F.	Respondents shall bear their own fees, costs, and expenses of arbitration, including fees of the American Arbitration Association and the arbitrators.

G.	Galaxy shall bear its own fees, costs and expenses of arbitration, including fees of the American Arbitration Association and the arbitrators,to the extent not awarded herein to Galaxy against Respondents.

This Final Award is in full resolution of all claims and counterclaims submitted to this Arbitration by all parties. All claims not expressly granted herein are hereby denied.

So Awarded, by a unanimous Panel.

By: ______________________

Gregory A. Post, Panel Chair

By: ______________________

Hon. Philip M. Pro, Ret., Arbitrator

American Arbitration Association

Commercial Arbitration Tribunal

Order re Recovery of Attorneys' Fees and Costs and re Further Proceedings

Galaxy Gaming, Inc. v. AGS, LLC; Red Card Gaming, Inc.

Case No. 01 15 0002 3148

The Interim Award of the Panel, dated February 2, 2016, determined that Galaxy is entitled to recover attorney's fees and costs against AGS based on willful trademark infringement, and requested briefing from the parties to include whether either party should be determined to be the "prevailing party" pursuant to paragraph IX (n) of the APA ("the prevailing party provision") that provides as follows: "In the event of litigation over this Agreement the prevailing party will be entitled to reimbursement of all attorney, court, and associated litigation fees and costs from the non-prevailing party."

The parties have served opening briefs, and reply briefs, regarding recovery of attorneys' fees and costs. Having considered these briefs, and the allegations, evidence, issues, and Interim Award in this matter, the Panel sets forth the following, and ORDERS as follows:

1. Issues Not in Dispute

Although AGS is not a signatory to the APA, AGS in its briefing concedes it is subject to the prevailing party provision of the APA. Both sides in their briefing agree there can either be only one prevailing party pursuant to the prevailing party provision, or, when appropriate, no prevailing party. Both sides acknowledge the Panel has discretion to apportion attorneys' fees and costs when appropriate. See Nguyen v. Bui, 191 P.3d 1107 (Idaho Ct. App. 2008) (cited by Respondents).

2. Determination of Prevailing Party Issues

In determining whether there is a prevailing party, the Panel considers the extent to which each party succeeded, or failed to succeed, as to its contentions, causes of action, and litigation objectives. Zintel Holdings, LLC v. Mclean, 209 Cal. App. 4th, 431, 147 Cal. Rptr. 3d.157 (2012).

As set forth in the Interim Award, the fundamental dispute was over ownership of HCF. Galaxy succeeded as to the fundamental dispute, as Galaxy succeeded in defeating the causes of action brought by Respondents to rescind the APA, and in defeating Respondents' claim that Galaxy failed to meet the "best efforts" standard set forth in the APA. As its additional contentions and claims, Galaxy also succeeded in proving willful trademark infringement, deceptive trade practices, and consumer fraud, and in obtaining injunctive relief, treble damages for trademark infringement, and lost opportunity damages.

Respondents were successful as to the following contentions and claims: (1) breach of contract by Galaxy for cessation of royalty payments and associated damages, (2)Galaxy's claims of breach of confidentiality, (3) Galaxy's claims of the existence of/breach of a written Non-Compete, and (4) Galaxy's claims associated with the NetSuite database.

Because Galaxy was successful as to the fundamental dispute, and was sufficiently successful, compared to the success of Respondents, as to the remaining disputes and claims between the parties, the Panel finds that Galaxy is the prevailing party pursuant to the prevailing party provision of the APA, and that Galaxy is entitled to recover against Respondents an appropriate amount of attorneys' fees and costs from the time of the filing of the Federal Court action in December, 2014.

3. Apportionment of Fees and Costs

Galaxy asserts that the party determined to be the prevailing party should be awarded all its fees based on the presence of the word "all" in the prevailing party provision The Panel disagrees. The Panel finds the prevailing party provision to be ambiguous as to the meaning of, and application of, the word "all" in the context of a matter such as this where both sides achieve significant successes and failures as to their contentions, causes of action, defenses, and claims. For the Panel to impose the harsh monetary consequences advocated by Galaxy, there would have to be language making it clear the intention of the parties was that the prevailing party will recover all its attorneys' fees and costs associated with the litigation, regardless of the extent to which the prevailing party, or the non-prevailing party, succeeded or failed as to all contentions, causes of action, and claims made in the litigation.

Because Respondents achieved significant success as to some of their contentions, claims, and defenses, and weighing the relative overall success and failure of both sides, the Panel finds that Galaxy shall recover 70°/o (seventy per cent) of its reasonable attorneys' fees and costs from the time the Federal Court action was filed.

4. Attorneys' Fees and Costs re Trademark Infringement

The Panel finds that the amount of attorneys' fees and costs recoverable by Galaxy, limited to those directly associated with Galaxy's recovery for willful trademark infringement, would be an amount less than the amount Galaxy will recover, pursuant to this Order, as the prevailing party under the APA. For this reason, there is no need for Galaxy to attempt to perform such an allocation of fees and costs, or for such amount to be further addressed in this arbitration. There will be no separate award of the amount of such recoverable fees and costs.

5. Further Proceedings

By March 29, 2016 Galaxy shalf serve its papers, pursuant to this Order, in support of its claim, as prevailing partyt for an award of attorneys' fees and costs. Such papers shall include appropriate declarations and itemizations regarding the attorneys' fees and costs incurred, including hours expended and hourly rates (to which the 70% allocation will be applied by the Panel), and any briefing regarding same. By April 11. 2016, Respondents shall serve their responsive papers, including any position taken as to the reasonableness of the requested fees and costs. After reviewing the submissions of the parties, the Panel will either rule on the submissions, and issue a Final Award, or will schedule oral argument.

Dated: March 16, 2016